UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 25, 2009
SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
(703) 273-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 25, 2009, the compensation committee of the board of directors of Sunrise Senior Living, Inc. (the “Company”) approved the 2009 annual bonus performance metrics applicable to the Company’s executive officers: Mark S. Ordan, CEO, Julie A. Pangelinan, CFO, Daniel J. Schwartz, senior vice president — North American operations, and Greg Neeb, CIO. The performance metrics include two components — a team based metric and an individual management by objectives (“MBOs”) metric.
     For each of these executive officers, the team based metric will account for 60% and the individual MBOs metric will account for 40% of the executive’s 2009 annual target bonus, except for Mr. Schwartz for whom the team based metric and the individual MBOs metric will each account for 50% of his 2009 annual target bonus amount. For 2009, the team based metric consists of meeting specified cash balance targets at year end 2009 necessary to run the Company’s ongoing operations. The individual MBO metric applicable to each of the executive officers consists of providing change management leadership, reducing G&A expense, effectively maintaining cash position while balancing the long-term needs of the Company with short-term demands, achieving increased occupancy levels in line with top competitors and increasing community profitability. An additional MBO metric applicable to Mr. Ordan, Ms. Pangelinan and Mr. Neeb (but not Mr. Schwartz) is monetizing non-core assets or other strategic sales. As previously disclosed, the 2009 annual target bonus amounts for the Company’s executive officers are as follows: Mr. Ordan — 150% of his 2009 annual base salary of $650,000 (up to a maximum of 300%); Ms. Pangelinan — 100% of her 2009 annual base salary of $400,000 (up to a maximum of 150%); Mr. Schwartz — 100% of his 2009 annual base salary of $350,000 (up to a maximum of 150%); and Mr. Neeb — 100% of his 2009 annual base salary of $400,000 (up to a maximum of 150%).
     On August 28, 2009, the compensation committee of the board of directors approved partial 2009 annual bonus payments to each of these executive officers of 33% of their respective target 2009 annual bonus amounts as follows: Mr. Ordan — $321,750; Ms. Pangelinan — $132,000; Mr. Schwartz — $115,500 and Mr. Neeb — $132,000. These executive officers remain eligible to receive the balance of their 2009 annual bonus amounts, subject to achievement of the metrics described above as determined by the compensation committee. The Company also has approved the payment of partial 2009 annual bonuses to each of the Company’s bonus eligible employees of 33% of the employee’s target 2009 annual bonus amount. The partial 2009 annual bonus payments for the executive officers and all bonus eligible employees as a group total approximately $2.7 million. These bonus payments were made to recognize the extraordinary hard work of the Company’s executives and employees during a difficult and uncertain period where significant progress has been made on several corporate imperatives.
     In addition, at the recommendation of Mr. Ordan, on August 28, 2009, the compensation committee also approved a special bonus of $194,000 to Mr. Schwartz based on Mr. Ordan’s assessment of Mr. Schwartz’s contributions to key operational and strategic decisions.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: September 3, 2009	By:	/s/ Mark Ordan Name: Mark Ordan
Title: Chief Executive Officer

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